                                                                     EXHIBIT 11






STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
Quaker State Corporation and Subsidiaries
(in thousands except per share data)

                                                                                     Year Ended December 31,
                                                                 ---------------------------------------------------------------
                                                                         1996                  1995                 1994
                                                                 --------------------  --------------------  -------------------
1.  Net income                                                   $             13,723  $             12,100  $            18,766
                                                                 ====================  ====================  ===================
2.  Average number of shares of capital stock outstanding                      34,352                32,119               28,368
3.  Shares issuable upon exercise of dilutive stock options
    outstanding during the year, based on average market
    prices                                                                        113                   107                  911
4.  Shares issuable upon exercise of dilutive stock options
    outstanding during the year, based on higher of
    average or year-end prices                                                    158                   121                   96
5.  Average number of capital and capital equivalent
    shares outstanding (2 + 3)                                                 34,465                32,226               28,459
                                                                 ====================  ====================  ===================
6.  Average number of capital shares outstanding,
    assuming a full dilution (2 + 4)                                           34,510                32,240               28,464
                                                                 ====================  ====================  ===================
7.  Net income per capital and equivalent share
    (1 divided by 5)                                             $               0.40  $               0.38  $              0.66
                                                                 ====================  ====================  ===================
8.  Net income per capital share, assuming full dilution
    (1 divided by 6)                                             $               0.40  $               0.38  $              0.66
                                                                 ====================  ====================  ===================